                                                                  Exhibit 4.1

                              SETTLEMENT AGREEMENT

         This Agreement is between BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM and THE UNIVERSITY OF TEXAS M.D. ANDERSON CANCER CENTER, Plaintiffs (collectively referred to herein as "Board of Regents"), and THE LIPOSOME COMPANY, INC., Defendant (referred to herein as "TLC").

         WHEREAS, Board of Regents and TLC are desirous of settling the various claims embodied in the litigation presently pending as Civil Action No. H-96-1040 in the United States District Court for the Southern District of Texas, Houston Division;

         NOW, THEREFORE, it is hereby agreed as follows:

         1.       Dismissal of Action

                  On or before August 31, 1997, Board of Regents and TLC shall file a Stipulation of Dismissal in the above-entitled action in which each party dismisses all of its claims in the action with prejudice and agrees to bear its own costs and attorney fees, as set forth in Exhibit A attached hereto and made a part hereof for all purposes.

         2.       License to TLC

                  Board of Regents hereby agrees to grant, and TLC agrees to accept, a license under U.S. Patent No. 4,663,167 ("the `167 patent"), under the terms and conditions set forth in Exhibit B.

         3.       Release

                  3.1 Board of Regents hereby releases TLC, TLC's Affiliates and customers of TLC and TLC's Affiliates from any and all past claims for damages, injunction, attorney fees, and any other liability arising out of the manufacture, use, offer to sell or sale of the ABELCET(R) product or any method or product infringing the `167 patent. For purposes of this Agreement, "TLC Affiliates" shall mean business entities (a) more than fifty percent (50%) owned by TLC, (b) that own more than fifty percent (50%) of TLC, or (c) that are more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of TLC.

                  3.2 TLC hereby releases Board of Regents, its agents and attorneys, from any and all claims for damages, attorney fees, and any other liability arising out of this litigation.

         4.       Confidentiality

                  4.1 Except for a press release to be mutually agreed upon by the parties, TLC and Board of Regents shall keep the terms and conditions of this Agreement in strict confidence and shall not, without first securing the written consent of the other party, disclose the terms or conditions of the Agreement to any other person or entity except (a) the Board of Regents may fully disclose the terms and conditions of this Agreement to the named inventors of the '167 Patent provided that, prior to such disclosure the inventors agree to keep such information in strict confidence and not disclose such terms or conditions to any other person or entity; (b) as may be required by law, government regulations, the rules of the Nasdaq National Market requirements and Generally Accepted Accounting Principles; (c) any of the parties may disclose this Agreement to a court for the purpose of securing compliance therewith; or
(d) these restrictions shall not apply to any information which was publicly available as of August 1, 1997.

         5.       Miscellaneous

                  5.l This Agreement embodies the total understanding of the parties, and no provision hereof may be modified unless such modification is in writing and signed by the parties to this Agreement.

                  5.2 This Agreement has been executed in multiple counterparts, each of which shall be deemed an original. 5.3 This Agreement shall be governed by the laws of the State of Texas. 5.4 This Agreement shall have an effective date of July 1. 1997.


THE UNIVERSITY OF TEXAS                     BOARD OF REGENTS OF THE
M.D. ANDERSON CANCER CENTER                 UNIVERSITY OF TEXAS SYSTEM

  By:____________________________           By:_______________________________
         Michael J. Best                           Ray Farabee
         Chief Financial Officer                   Vice Chancellor and
                                                   General Counsel

APPROVED AS TO CONTENT:                     APPROVED AS TO FORM:

By:______________________________________    By:_______________________________
         William J. Doty                           Georgia Harper, Esq.
         Director, Technology Department           Office of General Counsel

THE LIPOSOME COMPANY, INC.

By:____________________________________
         Charles A. Baker
         Chairman of the Board and
         Chief Executive Officer

                     IN THE UNITED STATES DISTRICT COURT FOR
                         THE SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION




BOARD OF REGENTS OF THE             ss.
UNIVERSITY OF TEXAS SYSTEM,         ss.
and THE UNIVERSITY OF TEXAS         ss.
M.D. ANDERSON CANCER CENTER,        ss.

                                    ss.
               Plaintiffs,          ss.            Civil Action No. H-96-1040
                                    ss.

v.                                  ss.
                                    ss.

THE LIPOSOME COMPANY, INC.          ss.
                                    ss.

               Defendant.           ss.



                            STIPULATION OF DISMISSAL

          It is hereby stipulated and agreed that the above-entitled action shall be and hereby is dismissed and, further, it is specifically stipulated and agreed that:

          (1) the claims of Plaintiffs, Board of Regents of The University of Texas System and The University of Texas M.D. Anderson Cancer Center, set forth in Plaintiffs' Original Complaint and Plaintiffs' Reply to Amended Answer and Counterclaim of The Liposome Company, Inc., are dismissed with prejudice; and

          (2) the claims of Defendant, The Liposome Company, Inc., set forth in the Amended Answer and Counterclaim of The Liposome Company, Inc., are dismissed with prejudice.

         Each of the parties is to bear its own costs and attorney fees.

                                    EXHIBIT A

         All relief otherwise requested by each of the parties against the other is denied.


Dated:______________________        ____________________________________
                                    Floyd R. Nation - SB 14819500
                                    Attorney-in-Charge
                                    David L. Parker - SB 15475320
                                    ARNOLD, WHITE & DURKEE
                                    1900 One American Center
                                    600 Congress Avenue
                                    Austin, Texas 78701
                                    Telephone: (512)418-3000
                                    Facsimile:  (512)474-7577

                                    ATTORNEYS FOR PLAINTIFFS

Dated:______________________       ______________________________________
                                   Robin C. Gibbs - SB 07853000
                                   Attorney-in-Charge
                                   J. Christopher Reynolds - SB 16801900

                                   GIBBS & BRUNS, LLP
                                   1100 Louisiana, Suite 5300
                                   Houston, Texas 77002
                                   Telephone: (713)650-8805
                                   Facsimile:  (713)750-0903

                                   ATTORNEYS FOR DEFENDANT



APPROVED:



_____________________________
Hon. Nancy F. Atlas
U.S. District Judge

                            PATENT LICENSE AGREEMENT

THIS twelve (12) page AGREEMENT ("AGREEMENT") is made on this first (1st) day of July, 1997, by and between the BOARD OF REGENTS ("BOARD") of THE UNIVERSITY OF TEXAS SYSTEM ("SYSTEM"), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER ("MDA"), a component Institution of the SYSTEM and THE LIPOSOME COMPANY, a Delaware corporation having a principal place of business located at 1 Research Way, Princeton, New Jersey 08540 ("LICENSEE").

                                                            TABLE OF CONTENTS

         RECITALS                                               Page 2

I.       EFFECTIVE DATE                                         Page 2

II.      DEFINITIONS                                            Page 2

III.     LICENSE                                                Page 3

IV.      CONSIDERATION, PAYMENTS AND REPORTS                    Page 4

V.       INFRINGEMENT BY THIRD PARTIES                          Page 6

VI.      INFRINGEMENT NOTICE                                    Page 6

VII.     INDEMNIFICATION                                        Page 6

VIII.    USE OF BOARD AND COMPONENT'S NAME                      Page 7

IX.      CONFIDENTIAL INFORMATION                               Page 7

X.       ASSIGNMENT                                             Page 8

XI.      TERMS AND TERMINATION                                  Page 8

XII.     WARRANTY: SUPERIOR-RIGHTS                              Page 9

XIII.    GENERAL                                                Page 9

         SIGNATURES                                             Page 11

                                    EXHIBIT B

                                    RECITALS

A. BOARD owns certain PATENT RIGHTS related to LICENSED SUBJECT MATTER, which were developed at MDA, a component institution of SYSTEM.

B. BOARD desires to have the LICENSED SUBJECT MATTER used for the benefit of LICENSEE, BOARD, SYSTEM, MDA, the inventor, and the public as outlined in the Intellectual Property Policy promulgated by the BOARD.

C. LICENSEE wishes to obtain a license from BOARD to practice LICENSED SUBJECT MATTER.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereto agree as follows:

                                I. EFFECTIVE DATE

1.1 Subject to approval by BOARD, this AGREEMENT shall be effective as of the date written herein above ("EFFECTIVE DATE").

                                 II. DEFINITIONS

As used in this AGREEMENT, the following terms shall have the meanings indicated:

2.1 ABELCET(R)product shall mean the TLC product as approved and marketed in the United States under NDA 50-724 or in any other territory under a regulatory filing based on the product information in NDA 50-724.

2.2 AFFILIATE shall mean any business entity more than fifty percent (50%) owned by LICENSEE, any business entity which owns more than fifty percent (50%) of LICENSEE, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of LICENSEE.

2.3 LICENSED PRODUCTS shall mean ABELCET(R) or any product or service comprising LICENSED SUBJECT MATTER SOLD by LICENSEE that is made, used, or sold in the LICENSED TERRITORY pursuant to this AGREEMENT.

2.4 LICENSED SUBJECT MATTER shall mean inventions and discoveries defined herein as PATENT RIGHTS.

2.5   LICENSED TERRITORY shall mean the United States of America.

2.6   NET SALES shall mean

2.6 PATENT RIGHTS shall only mean any and all of BOARD'S rights in the inventions claimed in the '167 patent, and all divisionals, continuations, continuations-in-part, reissues, reexaminations or extensions thereof or of the patent application(s) from which the '167 patent issued or an application which claims priority from any patent application(s)which gave rise to the '167 patent.

2.7 SALE or SOLD shall mean the transfer or disposition of a LICENSED PRODUCT for value to a party other than LICENSEE, LICENSEE'S AFFILIATE or sublicensee.

2.8   '167 patent shall mean U. S. Pat. No. 4,663,167 issued May 5, 1987.



                                  III. LICENSE

3.1 BOARD, through MDA, hereby grants to LICENSEE a royalty-bearing, exclusive license under LICENSED SUBJECT MATTER to manufacture, have manufactured, use, offer for sale, and/or sell LICENSED PRODUCTS within LICENSED TERRITORY. This grant shall be subject to Paragraph 12.2 and 12.3 hereinbelow, the payment by LICENSEE to BOARD of all consideration as provided in Paragraph 4.1 of this AGREEMENT, and shall be further subject to rights retained by BOARD and MDA to:

     (a) Publish the general scientific findings from MDA's research related to LICENSED SUBJECT MATTER; and

     (b) Subject to the provisions of ARTICLE IX herein below, use any information contained in LICENSED SUBJECT MATTER for educationally-related research, teaching, patient care, and other purposes.

3.2 LICENSEE shall have the right to extend the license granted herein to any AFFILIATE provided that such AFFILIATE consents to be bound by all of the terms and conditions of this AGREEMENT.

3.3 Subject to the Paragraph 3.4 herein below, LICENSEE shall have the right to grant sublicenses under LICENSED SUBJECT MATTER consistent with the terms of this AGREEMENT provided that LICENSEE shall be responsible for its sublicensees relative to this AGREEMENT, and for diligently collecting all amounts due LICENSEE from sublicensees. In the event a sublicensee pursuant hereto becomes bankrupt, insolvent or is placed in the hands of a receiver or trustee, LICENSEE, to the extent allowed under applicable law and in a timely manner, agrees to use its best reasonable efforts to collect any and all consideration owed to LICENSEE and to have the sublicense agreement confirmed or rejected by a court of proper jurisdiction.

3.4 LICENSEE agrees to deliver to MDA a true and correct copy of each sublicense granted by LICENSEE, and any modification or termination thereof, within thirty (30) days after execution, modification, or termination.

3.5 Upon termination of this AGREEMENT, BOARD and MDA agree to accept as successors to LICENSEE, existing sublicensees in good standing at the date of termination provided that such sublicensees consent in writing to be bound by all of the terms and conditions of this AGREEMENT.

3.6 BOARD, through MDA, hereby grants TLC and TLC's AFFILIATES a covenant not to sue for patent infringement based upon any currently issued patent, pending application or a patent issued on an application claiming priority from an application pending on July 1, 1997, owned by BOARD as a result of their manufacture, use, offer to sell, or sale of TLC's ABELCET(R) product. Unless by mutual written agreement between BOARD, MDA and LICENSEE, this covenant not to sue shall automatically terminate if this Agreement is terminated prior to expiration of the full term of this Agreement as set forth in Article 11.1 hereinbelow.

                     IV. CONSIDERATION, PAYMENTS AND REPORTS

4.1 In consideration of rights granted by BOARD to LICENSEE under this AGREEMENT, and as full and complete satisfaction of any claims the BOARD or MDA brought or could have brought for sales of ABELCET(R), LICENSEE agrees to pay MDA the following:

         (a)      Non-refundable initial royalty composed of the following:

                  (1)      A  payment of
                           , which shall not reduce the amount of any other payment provided for in this ARTICLE IV, and which shall be due and payable within thirty (30) days after approval of this AGREEMENT by BOARD as invoiced by MDA;

                  (2) Issuance of common stock of The Liposome Company to BOARD or its designee(s) with a value guaranteed by LICENSEE equal to Two Hundred Fifty-Five Thousand & 00/100 Dollars ($255,000) (LICENSEE will pay interest of eight percent (8%) per annum after July 31, 1997 until the stock becomes marketable.)

                  (3)

                  (4) Issuance to the BOARD or its designee(s) of warrants to purchase one million (1,000,000) shares of common stock of The Liposome Company at Fifteen & 00/100 Dollars ($15) per share exercisable from July 1, 1998 through July 1, 2008, provided however, all such warrants shall become callable by The Liposome Company when the price of a common share of stock of The Liposome Company reaches Twenty-Five & 00/100 Dollars ($25) per share and such share price remains at or above Twenty-Five & 00/100 Dollars ($25) per share for two (2) continuous weeks (such share price being its closing price on the NASDAQ).

         (b) A running royalty as set forth in Exhibit 1 hereto as a percent of NET SALES of LICENSED PRODUCTS manufactured, used, or sold in the LICENSED TERRITORY. Within forty-five (45) days after March 31, June 30, September 30, and December 31 of each year during the term of this AGREEMENT, LICENSEE shall deliver to BOARD and MDA a true and accurate report, giving such particulars of the business conducted by LICENSEE, LICENSEE'S AFFILIATES and its sublicensees, if any exist, during the preceding three (3) calendar months under this AGREEMENT as necessary for BOARD to account for LICENSEE'S payments hereunder. Such report shall include all pertinent data, including, but not limited to: (a) the total quantities of LICENSED PRODUCTS produced; (b) the total gross sales and revenues from LICENSEE PRODUCTS, (c) the calculation of NET SALES and royalties thereon; (d) the total royalties so computed and due MDA; and (e) all other amounts due MDA herein. Simultaneously with the delivery of each such report, LICENSEE shall pay to MDA the amount, if any, due for the period of such report. If no payments are due, it shall be so reported.

4.2

4.3 During the Term of this AGREEMENT and for one (1) year thereafter, LICENSEE shall keep complete and accurate records of its and its sublicensees' gross sales and NET SALES of LICENSED PRODUCTS to enable the royalties payable hereunder to be determined. LICENSEE shall permit MDA or its representatives, at MDA's expense, to periodically examine its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this AGREEMENT. In the event that the amounts due to MDA are determined to have been underpaid in an amount equal to or greater than five percent (5%) of the total amount due during the period of time so examined, LICENSEE shall pay the cost of such examination, and accrued interest at the highest allowable rate.

4.4 All amounts payable hereunder by LICENSEE shall be payable in United States funds without deductions for taxes, assessments, fees, or charges of any kind. Checks shall be made payable to The University of Texas M. D. Anderson Cancer Center and mailed by U.S. Mail to Box 297402, Houston, Texas 77297 Attention: Manager, Sponsored Programs.

                        V. INFRINGEMENT BY THIRD PARTIES

5.1 LICENSEE shall have the right to enforce at its expense any patent exclusively licensed hereunder against infringement by third parties and shall be entitled to retain recovery from such enforcement. LICENSEE shall pay MDA a royalty on any monetary recovery to the extent that such monetary recovery by LICENSEE is held to be damages or a reasonable royalty in lieu thereof. In the event that LICENSEE does not file suit against a substantial infringer of such patents within six
         (6) months of knowledge thereof, then BOARD and MDA shall have the right at their sole discretion to enforce any patent licensed hereunder on behalf of itself and LICENSEE, with MDA retaining all recoveries from such enforcement.

                             VI. INFRINGEMENT NOTICE

6.1 LICENSEE or LICENSEE'S AFFILIATES shall inform BOARD and MDA, in writing within thirty (30) days, of becoming aware of any suspected infringement (actual or threatened) in the LICENSED TERRITORY of any claim in the PATENT RIGHTS by a third party, and, with respect to such activities as are suspected, LICENSEE or LICENSEE'S AFFILIATES shall set forth the facts and details of such suspected infringement in reasonable detail.

                              VII. INDEMNIFICATION

7.1 LICENSEE shall hold harmless and indemnify BOARD, SYSTEM, MDA, its Regents, officers, employees, students, and agents from and against any claims, demand, or causes of action whatsoever, costs of suit and reasonable attorney's fees including without limitation those costs arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by LICENSEE or its officers, employees, agents or representatives.

                     VIII. USE OF BOARD AND COMPONENT'S NAME

8.1 LICENSEE shall not use the name of (or the name of any employee of) MDA, SYSTEM or BOARD without the advance, express written consent of BOARD secured through:

                  The University of Texas
                  M. D. Anderson Cancer Center
                  Office of Public Affairs
                  1515 Holcombe Boulevard
                  Box 229
                  Houston, Texas 77030
                  ATTENTION: Stephen C. Stuyck

                          IX. CONFIDENTIAL INFORMATION

9.1 Except for a press release to be mutually agreed upon by the parties, LICENSEE, BOARD AND MDA shall keep the terms and conditions of this Agreement in strict confidence and shall not, without first securing the written consent of the other party, disclose the terms or conditions of the Agreement to any other person or entity except (a) MDA may fully disclose the terms and conditions of this Agreement to the named inventors of the '167 Patent provided that, prior to such disclosure the inventors agree to keep such information in strict confidence and not disclose such terms or conditions to any other person or entity; (b) as may be required by law, government regulations, the rules of the Nasdaq National Market requirements and Generally Accepted Accounting Principles; (c) any of the parties may disclose this Agreement to a court for the purpose of securing compliance therewith; or (d) these restrictions shall not apply to any information which was publicly available as of August 1, 1997.

9.2 BOARD, MDA and LICENSEE each agree that all information contained in documents marked "confidential" which are forwarded to one by the other shall be received in strict confidence, used only for the purposes of this AGREEMENT, and not disclosed by the recipient party (except to the named inventors of the '167 patent under conditions of confidentiality, or as required by law or court order), its agents or employees without the prior written consent of the other party, unless such information
         (a) was in the public domain at the time of disclosure, (b) later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns, (c) was lawfully disclosed to the recipient party by a third party having the right to disclose it, (d) was already known by the recipient party at the time of disclosure, (e) was independently developed or (f) is required to be submitted to a government agency pursuant to any preexisting obligation.

9.3 BOARD'S, MDA'S and LICENSEE'S obligation of confidence hereunder shall be fulfilled by using the same degree of care with the other party's confidential information as it uses to protect its own confidential information. This obligation shall exist while this AGREEMENT is in force and for a period of three (3) years thereafter.

                                  X. ASSIGNMENT

10.1 Except in connection with the sale of substantially all of LICENSEE's assets to a third party this AGREEMENT may not be assigned by LICENSEE without the prior written consent of MDA.

                            XI. TERMS AND TERMINATION

11.1 Subject to Articles 11.2, and 11.3 hereinbelow, the term of this AGREEMENT shall extend from the Effective Date set forth hereinabove as long as PATENT RIGHTS have not expired, been extinguished by failure to pay fees or by final adjudication of invalidity.

11.2 Subject to any rights herein which survive termination, this AGREEMENT will earlier terminate in its entirety:

         (a) automatically if LICENSEE shall become bankrupt or insolvent and/or if the business of LICENSEE shall be placed in the hands of a receiver or trustee, whether by voluntary act of LICENSEE or otherwise; or

         (b) (i) upon thirty (30) days written notice by MDA if LICENSEE shall breach or default on the payment obligations of ARTICLE IV, or use of name obligations of ARTICLE VIII; or (ii) upon ninety (90) days written notice by MDA if LICENSEE shall breach or default on any other obligation under this AGREEMENT; provided, however, LICENSEE may avoid such termination if before the end of such thirty (30) day period if LICENSEE provides notice and accurate, written evidence satisfactory to MDA that such breach has been cured and the manner of such cure; or

         (c) at any time by mutual written agreement between LICENSEE, MDA and BOARD.

11.3     Upon termination of this AGREEMENT for any cause:

         (a) nothing herein shall be construed to release either party of any obligation matured prior to the effective date of such termination.

         (b) LICENSEE covenants and agrees to be bound by the provisions of ARTICLES VII, VIII and IX of this AGREEMENT.

         (c) LICENSEE may, after the effective date of such termination, or upon expiration of PATENT RIGHTS, sell all LICENSED PRODUCTS therefore that LICENSEE, LICENSEE'S AFFILIATES or sublicensees may have on hand at the date of expiration or termination, provided that LICENSEE pays the appropriate royalty thereon and any other amounts due pursuant to ARTICLE IV of this AGREEMENT.

                         XII. WARRANTY: SUPERIOR-RIGHTS

12.1 Except for the rights, if any, of the Government of the United States as set forth hereinbelow, BOARD represents and warrants its belief that it is the owner of the entire right, title, and interest in and to LICENSED SUBJECT MATTER, and that it has the sole right to grant licenses thereunder, and that it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted hereunder except as stated herein.

12.2 LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the Government's rights under any such agreement and any applicable law or regulation, including P.L. 96-517 as amended by P.L. 98-620. To the extent that there is a conflict between any such agreement, applicable law or regulation and this AGREEMENT, the terms of such Government agreement, applicable law or regulation shall prevail.

12.3 LICENSEE understands and agrees that BOARD, by this AGREEMENT, makes no representation as to the operability or fitness for any use, safety, efficacy, approvablity by regulatory authorities, time and cost of development, patentability, and/or breadth of the LICENSED SUBJECT MATTER. Also LICENSEE understands and agrees that BOARD, by this AGREEMENT, makes no representation as to whether there are any patents now held, or which will be held, by others or by BOARD on the LICENSED PRODUCTS, nor does BOARD make any representation that the inventions contained in PATENT RIGHTS do not infringe any other patents now held or that will be held by others or by BOARD.

                                  XIII. GENERAL

13.1 This AGREEMENT constitutes the entire and only AGREEMENT between the parties for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

13.2 Any notice required by this AGREEMENT shall be given by prepaid, first class, certified mail, return receipt requested, and addressed in the case of BOARD to:

                                           BOARD OF REGENTS
                                           The University of Texas System
                                           201 West Seventh Street
                                           Austin, Texas 78701
                                           ATTENTION: System Intellectual
                                           Property Office

         with copy to:                     The University of Texas
                                           M.D. Anderson Cancer Center
                                           Office of Technology Development
                                           1020 Holcombe Boulevard, Suite 1405
                                           Houston, Texas 77030
                                           ATTENTION: William J. Doty

         or in the case of LICENSEE to:    The Liposome Company
                                           One Research Way
                                           Princeton Forrestal Center
                                           Princeton, NJ 08540
                                           ATTENTION: Office of General Counsel

         or such other address as may be given from time to time under the terms of this notice provision.

13.3 LICENSEE covenants and agrees to comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this AGREEMENT.

13.4 This AGREEMENT shall be construed and enforced in accordance with the laws of the United States of America and of the State of Texas.

13.5 Failure of BOARD to enforce a right under this AGREEMENT shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

13.6 Headings included herein are for convenience only and shall not be used to construe this AGREEMENT.

13.7 If any provision of this AGREEMENT shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this AGREEMENT.

         IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

THE UNIVERSITY OF TEXAS                     BOARD OF REGENTS OF THE
M.D. ANDERSON CANCER CENTER                 UNIVERSITY OF TEXAS SYSTEM

By ______________________________           By_________________________________
    Michael J. Best                                  Ray Farabee
    Chief Financial Officer                          Vice Chancellor and
                                                     General Counsel

APPROVED AS TO CONTENT:                     APPROVED AS TO FORM:

By_______________________________           By_________________________________
    William J. Doty                             Georgia Harper, Esq.
    Director, Technology Development            Office of General Counsel

THE LIPOSOME COMPANY, INC.

By________________________________

Name______________________________

Title_____________________________

                                    EXHIBIT 1

                                ROYALTY SCHEDULE